Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”) is made and entered into as of February ____ 2026, by and among Fusion Fuel Green Public Limited Company, a company duly incorporated and existing under the laws of Ireland and having its shares listed on the Nasdaq stock exchange (the “Company”), and the shareholders of Royal Uranium Inc. who are signatories to this Agreement, together with all shareholders that sign a joinder to this Agreement to become bound by the terms hereof (collectively, the “RU Shareholders”), a company duly incorporated and existing under the laws of British Columbia, Canada (“Royal Uranium”). Capitalised terms used in this Agreement are defined in Annex 1 attached hereto.

WHEREAS, the Company wishes to acquire Royal Uranium and the RU Shareholders wish to exchange their shares in Royal Uranium for shares in the Company;

WHEREAS, for the purposes of the acquisition and calculation of the consideration, Royal Uranium is valued at USD 15,000,000 (the “Purchase Price”);

WHEREAS, in furtherance of the foregoing, it is agreed that the RU Shareholders will sell up to one hundred percent (100%) of the issued and outstanding shares in the capital of Royal Uranium issued and outstanding as at the Closing Date, being 78,581,029 common shares (the “Royal Uranium Shares”), to the Company, in consideration for the allotment and issuance by the Company to the RU Shareholders of up to 3,750,025 ordinary shares in the capital of the Company, in accordance with each RU Shareholder’s respective allocation as set out in Annex 2 (the “HTOO Shares”) (the “Share Exchange”) (the “Transaction”);

WHEREAS, immediately following the closing of the Transaction contemplated by this Agreement, the Company shall own up to one hundred percent (100%) of the share capital and voting rights of Royal Uranium and thus Royal Uranium shall become a subsidiary of the Company;

WHEREAS, both the board of directors of the Company and of Royal Uranium have each determined that it is desirable and in the best interests of their respective shareholders of their respective companies to effect the Share Exchange;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

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ARTICLE I

1.	EXCHANGE OF SHARES

1.1	Exchange of Shares

At the Closing: (i) each RU Shareholder shall sell, transfer, convey and deliver to the Company the Royal Uranium Shares it owns free and clear of all Liens, in consideration for which the Company shall allot and issue to each such RU Shareholder the HTOO Shares, free and clear of all Liens (other than the restrictions imposed by Section 7 of this Agreement), in the proportions set out in Annex 2; and (ii) each party shall deliver any other closing deliverables required by this Agreement, including the certificates (if any) or instruments evidencing the transfer of the Royal Uranium Shares.

Each RU Shareholder may elect to receive pre-funded warrants to subscribe for shares in the Company (at an exercise price per share equal to the nominal value of the shares) in lieu of the HTOO Shares but only to the extent that the allotment to any of them of HTOO Shares would result in their beneficial holding of shares in the Company exceeding 9.99% of the issued share capital of the Company. Such right of election shall only exist in respect of such number of shares in the Company as would result in their beneficial holding exceeding the aforementioned 9.99% threshold, and the aforementioned RU Shareholders shall be required to accept the allotment of HTOO Shares pursuant to this Agreement up to such 9.99% threshold.

1.2	Closing

The closing (the “Closing”) of the Transaction contemplated by this Agreement shall take place electronically on the third Business Day following satisfaction or waiver of all conditions and obligations of the parties to consummate the Transaction contemplated hereby (other than conditions and obligations with respect to the actions that the respective parties will take at Closing) or such other date and time as the parties may mutually determine (the “Closing Date”). All documents shall be exchanged electronically in portable document format (.pdf), or other mutually agreed electronic format, save for documents required by law or as otherwise agreed by the parties to be delivered in hard copy at the offices of the counsel to the Company. Electronic delivery of documents shall be deemed effective upon transmission to the email addresses specified in Section 10.1.

1.3	Company Election

If, within a period of 30 days following the date of this Agreement (subject to such extension as may be agreed between the Company and the Representative Shareholders), RU Shareholders holding not less than 75% of the issued shares in the capital of Royal Uranium have not signed this Agreement or a joinder to this Agreement in the form attached as Annex 3 to this Agreement, the Company may elect to implement the Transaction by way of a plan of arrangement or in such other manner as may be permitted by Canadian Law (subject in all instances to such corporate and shareholder approvals as may be required on the part of the Company and the RU Shareholders), rather than by way of the Share Exchange.

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ARTICLE II

2.	REPRESENTATIONS AND WARRANTIES IN RESPECT OF RU SHAREHOLDERS

Each of the RU Shareholders represent and warrant severally (and not jointly) to the Company that:

2.1	Authority; Noncontravention

Such RU Shareholder has all requisite corporate (if it is a corporation) and other power and authority to enter into this Agreement and to consummate the Transaction. The execution and delivery of this Agreement by such RU Shareholder and the consummation by the RU Shareholder of the Transaction have been (or at Closing will have been) duly authorised by all necessary corporate action (if it is a corporation) on the part of such RU Shareholder. This Agreement has been duly executed and when delivered by such RU Shareholder shall constitute valid and binding obligations of such RU Shareholder, enforceable against such RU Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Share Exchange and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the Assets of Royal Uranium.

2.2	Governmental Authorisation

No consent, approval, Order or authorisation of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to such RU Shareholder in connection with the execution and delivery of this Agreement by such RU Shareholder or the consummation by such RU Shareholder of the Transaction.

2.3	Litigation

There is no suit, action or proceeding or investigation pending or, to the Knowledge of such RU Shareholder, threatened against or affecting such RU Shareholder that, individually or in the aggregate, could reasonably be expected to prevent, hinder or materially delay the ability of such RU Shareholder to consummate the Transaction, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity outstanding against such RU Shareholder having any such effect.

2.4	Accredited Investor

Such RU Shareholder is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act (which definition is set out in Annex 4 to this Agreement). Such RU Shareholder is knowledgeable about the industry in which the Company operates and is informed as to the risks of entering into the Transaction Documents.

ARTICLE III

3.	REPRESENTATIONS AND WARRANTIES IN RESPECT OF ROYAL URANIUM

Each of the Representative Shareholders jointly and severally represent and warrant to the Company that:

3.1	Organisation, Standing and Corporate Power

Each member of the Royal Uranium Group (provided that to the extent this representation and warranty pertains to 2681911 Alberta Ltd., such representation and warranty is qualified by the Knowledge of the RU Representative Shareholders):

(a)	is duly organised, validly existing and in good standing under the Laws of the Province of British Columbia, Canada, and has the requisite corporate power and authority and all government licenses, authorisations, Permits, consents and approvals required to own its assets and carry on its business as now being conducted, except where the failure to have such government licenses, authorisations, Permits, consents or approvals would not reasonably be expected to have a Material Adverse Effect; and

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(b)	is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect.

3.2	Subsidiaries

Royal Uranium does not own directly or indirectly, any equity or ownership interest in any other company, corporation, partnership, joint venture or otherwise, other than its three wholly-owned subsidiaries: 1382907 B.C. Ltd.; 2681911 Alberta Ltd. and 1000871349 Ontario Inc., and one wholly-owned subsidiary, the shares of which are in the process of being released from a share pledge agreement: 1485568 B.C. Ltd. (the “Subsidiaries”). Royal Uranium and the Subsidiaries are together referred to as the “Royal Uranium Group”.

3.3	Capital Structure of Royal Uranium

Royal Uranium has an unlimited number of common shares authorised and 78,581,029 common shares will be issued and outstanding as at the Closing Date. Agreement. All issued and outstanding shares in the capital of Royal Uranium are duly authorised, validly issued, fully paid and non-assessable and not subject to pre-emptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Royal Uranium. Except with respect to 1485568 B.C. Ltd., 100% of the shares in the Subsidiaries are owned by Royal Uranium; the shares of 1485568 B.C. Ltd. are in the process of being released from a share pledge agreement. To the extent that any of the Royal Uranium Shares have not yet been issued as at the date of this Agreement, the Representative Shareholders shall procure that Royal Uranium shall allot and issue such Royal Uranium prior to completion of the Transaction, such that those Royal Uranium Shares will form part of the Royal Uranium Shares to be acquired by the Company on Completion.

3.4	Corporate Authority; Noncontravention

Royal Uranium has all requisite corporate and other power and authority to consummate the Transaction. The consummation by Royal Uranium of the Transaction has been (or at Closing will have been) duly authorised by all necessary corporate action on the part of Royal Uranium. The consummation of the Share Exchange will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Royal Uranium or any member of the Royal Uranium Group (provided that to the extent this representation and warranty pertains to: (a) 2681911 Alberta Ltd., such representation and warranty is qualified by the Knowledge of the RU Representative Shareholders; and (b) 1485568 B.C. Ltd. such representation and warranty is qualified by the fact that the shares of 1485568 B.C. Ltd. are in the process of being released from a share pledge agreement).

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3.5	Governmental Authorisation

No consent, approval, Order or authorisation of, or registration, declaration or filing with, or notice to, any Governmental Entity in Canada, is required by or with respect to any member of the Royal Uranium Group (provided that to the extent this representation and warranty pertains to 2681911 Alberta Ltd., such representation and warranty is qualified by the Knowledge of the RU Representative Shareholders) in connection with the consummation by Royal Uranium of the Transaction, except where the failure to obtain such consent, approval, Order or authorisation, or obtain or make such registration, declaration, filing or notice, would not reasonably be expected to have a Material Adverse Effect.

3.6	Litigation; Compliance with Laws

(a)	There is no suit, action or proceeding or investigation pending or, to the Knowledge of the Representative Shareholders, threatened against or affecting any member of the Royal Uranium Group, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Royal Uranium Group nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity outstanding against any member of the Royal Uranium Group having any such effect. No member of the Royal Uranium Group (provided that to the extent this representation and warranty pertains to 2681911 Alberta Ltd., such representation and warranty is qualified by the Knowledge of the RU Representative Shareholders) nor, to the Knowledge of the Representative Shareholders, any director or officer of any member of the Royal Uranium Group, is or has been the subject of any Order involving a violation of or liability under federal or state securities laws or a breach of fiduciary duty.

(b)	The conduct of the business of the Royal Uranium Group (provided that to the extent this representation and warranty pertains to 2681911 Alberta Ltd., such representation and warranty is qualified by the Knowledge of the RU Representative Shareholders) complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

3.7	Filings; Financial Statements

Each member of the Royal Uranium Group (provided that to the extent this representation and warranty pertains to 2681911 Alberta Ltd., such representation and warranty is qualified by the Knowledge of the RU Representative Shareholders) has made all filings, returns and submitted all other documents as are required by Law to be filed with a Governmental Authority in Canada, except: (a) with respect to the annual Tax Returns for 2024, the preparation and filing of which are in process; or (b) where the failure to make filings, returns or submissions would not reasonably be expected to have a Material Adverse Effect. As of their respective dates or if amended, as of the dates of the amendments, the financial statements of Royal Uranium complied as to form in all material respects with applicable accounting requirements and the published rules and regulations applicable thereto. Such financial statements have been prepared, in all material respects, in accordance with IFRS, consistently applied, during the periods involved and fairly present in all material respects the consolidated financial position of Royal Uranium as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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3.8	Tax Returns and Tax Payments

(a)	Each member of the Royal Uranium Group (provided that to the extent this representation and warranty pertains to 2681911 Alberta Ltd., such representation and warranty is qualified by the Knowledge of the RU Representative Shareholders) has filed with the appropriate taxing authorities any Tax Returns required to be filed by it (taking into account all applicable extensions), other than with respect to the annual Tax Returns for 2024, the preparation and filing of which are in process. To the Knowledge of the Representative Shareholders, no member of the Royal Uranium Group has received a claim in writing by a taxing authority in a jurisdiction where such member of the Royal Uranium does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)	No material claim for unpaid Taxes has been received by any member of the Royal Uranium Group (provided that to the extent this representation and warranty pertains to 2681911 Alberta Ltd., such representation and warranty is qualified by the Knowledge of the RU Representative Shareholders) or become a Lien against the property of any member of the Royal Uranium Group or, to the Knowledge of the Representative Shareholders, is being asserted against any member of the Royal Uranium Group.

(c)	As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed (and due to be filed) with any Governmental Authority with respect to Taxes.

3.9	Royal Uranium Royalty Agreements

Royal Uranium (or a member of the Royal Uranium Group) is party to the Royal Uranium Royalty Agreements and such agreements are, as at the date of this Agreement (which shall be deemed to be repeated at Closing by reference to the position as at the date of Closing), to the Knowledge of the Representative Shareholders (other than in respect of the royalty interests acquired from Altius Royalty Corporation which were acquired on an “as is” basis and accordingly, the foregoing representation and warranty is limited thereby), in full force and effect and have been validly executed by Royal Uranium (or a member of the Royal Uranium Group), and to the Knowledge of the Representative Shareholders (other than in respect of the royalty interests acquired from Altius Royalty Corporation which were acquired on an “as is” basis and accordingly, the foregoing representation and warranty is limited thereby), all other parties thereto. Royal Uranium shall, and the Representative Shareholders shall procure that Royal Uranium shall, take all commercially reasonable efforts to preserve intact such agreements for the period up to and including to the Closing Date such that the Royal Uranium Royalty Agreements shall remain in full force and effect, to the Knowledge of the Representative Shareholders (other than in respect of the royalty interests acquired from Altius Royalty Corporation which were acquired on an “as is” basis and accordingly, the foregoing representation and warranty is limited thereby), as at the Closing Date.

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3.10	Full Disclosure

Each of the representations and warranties made by the Representative Shareholders in this Agreement (taking into account any Knowledge, materiality and/or Material Adverse Effect contained therein), and, to the knowledge of the Representative Shareholders, all statements set forth in the certificates delivered by the Representative Shareholders on Closing pursuant to this Agreement, are true, correct and complete in all material respects do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

ARTICLE IV

4.	REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY

4.1	Organisation, Standing and Corporate Power

The Company is duly organised, validly existing and in good standing under the Laws of Ireland and has the requisite corporate power and authority and all government licenses, authorisations, Permits, consents and approvals required to own its assets and carry on its business as now being conducted, except where the failure to have such government licenses, authorisations, Permits, consents and approvals would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.2	Capital Structure of the Company

The Company has an authorised share capital of USD 351,212.50 divided into 100,000,000 A Ordinary Shares; 2,125,000 B Ordinary Shares; 10,000,000 preferred shares and 25,000 deferred ordinary shares. As of February 11, 2026, the Company has 2,345,718 ordinary shares issued and outstanding (which number may increase between the date of this Agreement and Closing by virtue of any further investment that may be made in the Company during that period). All outstanding shares in the capital of the Company are duly authorised, validly issued, fully paid and non-assessable and not subject to pre-emptive rights. The HTOO Shares issuable in connection with the Share Exchange will be duly authorised, validly issued, fully paid and non-assessable and not subject to pre-emptive rights or Liens (other than the restrictions provided at Section 7 of this Agreement).

4.3	Corporate Authority; Noncontravention

The Company has all requisite corporate and other power and authority to enter into this Agreement and to consummate the Transaction. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transaction have been (or at Closing will have been) duly authorised by all necessary corporate action on the part of the Company. This Agreement has been duly executed and when delivered by the Company shall constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the Share Exchange and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company.

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4.4	Governmental Authorisation

No consent, approval, Order or authorisation of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transaction, other than shareholder approval and such notifications, filings and approvals as are required under the Irish Takeover Panel Act 1997, Takeover Rules, 2022 (the “Takeover Rules”), which approvals and necessary consents shall be obtained by the Company on or prior to the Closing Date.

4.5	Litigation; Compliance with Laws

(a)	There is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity outstanding against the Company having any such effect. Neither the Company nor, to the Knowledge of the Company, any director or officer of the Company, is or has been the subject of any Order involving a violation of or liability under federal or state securities laws or a breach of fiduciary duty.

(b)	The conduct of the business of the Company complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

4.6	Filings; Financial Statements

The Company has filed all reports, schedules, forms, statements and other documents required by Law to be filed by it with the SEC (the “Company Documents”). As of their respective dates or if amended, as of the dates of the amendments, the Company Documents complied in all material respects with the requirements of the rules and regulations applicable to the Company Documents, and none of the Company Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates or if amended, as of the dates of the amendments, the financial statements of the Company included in the Company Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations applicable thereto. Such financial statements have been prepared in accordance with IFRS, consistently applied, during the periods involved and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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4.7	Tax Returns and Tax Payments

(a)	The Company has filed with the appropriate taxing authorities any Tax Returns required to be filed by it (taking into account all applicable extensions). To the Knowledge of the Company, the Company has not received a claim in writing by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)	No material claim for unpaid Taxes has been received by the Company or become a Lien against the property of the Company or, to the Knowledge of the Company, is being asserted against the Company.

4.8	Full Disclosure

All of the representations and warranties made by the Company in this Agreement, and all statements set forth in the certificates delivered by the Company on Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

ARTICLE V

5.	COVENANTS OF THE PARTIES

5.1	Conduct of Royal Uranium Business

From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, the Representative Shareholders shall use commercially reasonable efforts to procure that no member of the Royal Uranium Group shall, unless agreed to in writing by the Company:

(a)	engage in any transaction or create or suffer to exist any Lien or other encumbrance upon any of its assets which will not be discharged in full prior to the Closing Date;

(b)	allot, issue or grant any shares or other equity interests or securities or any interest or right capable of being converted into shares or equity interests in the capital of Royal Uranium, other than as set forth in Section 3.3;

(c)	sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims related to its assets;

(d)	fail to use reasonable efforts to preserve intact its present business organisations and preserve its material relationships with counterparties to the Royal Uranium Royalty Agreements and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(e)	terminate or permit to be terminated or permit to lapse any of the Royal Uranium Royalty Agreements;

(f)	intentionally permit any Material Adverse Effect to occur with respect to Royal Uranium;

(g)	make any material change in its accounting or bookkeeping methods, principles or practices, except as required by IFRS; or

(h)	authorise any, or commit or agree to take any of, the foregoing actions.

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5.2	Conduct of Company Business

From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, the Company shall not, unless agreed to in writing by the Representative Shareholders:

(a)	sell, assign or otherwise transfer any material assets, or cancel or compromise any material debts or claims related to its assets;

(b)	fail to use reasonable efforts to preserve intact its present business organisations and preserve its material relationships with counterparties to its material Contracts and others, to the end that its good will and ongoing business not be impaired prior to the Closing Date;

(c)	terminate or permit to be terminated or permit to lapse any of the material Contracts of the Company (save where such Contract terminates by reason of its stated term expiring);

(d)	intentionally permit any Material Adverse Effect to occur with respect to the Company;

(e)	make any material change in its accounting or bookkeeping methods, principles or practices, except as required by IFRS; or

(f)	authorise any, or commit or agree to take any of, the foregoing actions.

5.3	Satisfaction of Conditions Precedent

(a)	From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Representative Shareholders will use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 6.1 and 6.2, and each of the RU Shareholders agree, on a several basis (and not joint), to use their commercially reasonable efforts to cause the Transaction to be consummated.

(b)	From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 6.1 and 6.3, and the Company will use its commercially reasonable efforts to cause their actions and obligations in respect of the Transaction to be consummated.

5.4	No Other Negotiations

(a)	As of the date of this Agreement, neither Royal Uranium nor the Company has entered into any agreement or understanding with, nor are they engaging in any discussions with any third party concerning a sale of substantially all of the assets or capital stock of Royal Uranium or the Company, as applicable, to another acquirer (“Alternative Acquisition”) including, without limitation, any agreement or understanding that would require the Company or Royal Uranium, as applicable, to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Company nor Royal Uranium shall, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than the Company or Royal Uranium, as applicable, and its Affiliates involving any Alternative Acquisition, (b) provide information with respect to a party to any Person, other than in connection with this Agreement, relating to a possible Alternative Acquisition by any Person, (c) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (d) make or authorise any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Company or Royal Uranium, as applicable, and its Affiliates.

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(b)	As of the date of this Agreement, each RU Shareholder agrees, on a several basis (and not joint), that such RU Shareholder has not entered into any agreement or understanding with, nor are they engaging in any discussions with any third party concerning an Alternative Acquisition, including, without limitation, any agreement or understanding that would require the Company to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, such RU Shareholder shall not, directly or indirectly, (a) initiate, solicit, encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than the Company and its Affiliates involving any Alternative Acquisition, (b) provide information with respect to any party to any Person, other than in connection with this Agreement, relating to a possible Alternative Acquisition by any Person, (c) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (d) make or authorise any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Company and its Affiliates.

If any party receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably be expected to lead to an Alternative Acquisition, or any request for non-public information relating to Royal Uranium or the Company (other than from a respective representative), such party shall promptly notify the other parties thereof, including information as to the identity of the party making any such offer, inquiry or proposal and the specific terms of such offer, inquiry or proposal, as the case may be, and shall keep the parties promptly informed of any developments with respect to same.

5.5	Access

(a)	Subject to any confidentiality obligations to which Royal Uranium is subject and save for any documents to which legal privilege applies, the Representative Shareholders shall afford to the Company, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Company, reasonable access during normal business hours during the period prior to the Closing Date or the earlier termination of this Agreement, to Royal Uranium’s assets, books, contracts, commitments, personnel and records in the possession of Royal Uranium and, during such period, the Representative Shareholders shall furnish promptly to the Company, (a) a copy of each material report, schedule, and other documents filed by it during such period with a Governmental Authority pursuant to the requirements of federal or state Laws and (b) such other information concerning its business, properties and personnel as the Company or its representatives may reasonably request.

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(b)	Subject to any confidentiality obligations to which the Company is subject and save for any documents to which legal privilege applies, the Company shall afford to Royal Uranium, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Royal Uranium, reasonable access during normal business hours during the period prior to the Closing Date or the earlier termination of this Agreement, to the Company’s assets, books, contracts, commitments, personnel and records in the possession of the Company and, during such period, the Company shall furnish promptly to Royal Uranium, (a) a copy of each material report, schedule, and other documents filed by it during such period with a Governmental Authority pursuant to the requirements of federal or state Laws and (b) such other information concerning its business, properties and personnel as Royal Uranium or its representatives may reasonably request.

5.6	Notification regarding Representations and Warranties and Covenants

(a)	The Representative Shareholders shall give prompt notice to Company of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Royal Uranium representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and, (ii) any failure of Royal Uranium to comply in all material respects with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to Company.

(b)	Each RU Shareholder shall on a several basis (and not joint), give prompt notice to Company of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any of such RU Shareholder’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and, (ii) any failure of such RU Shareholder to comply in all material respects with or satisfy any covenant, condition or agreement to be complied with or satisfied by such RU Shareholder hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to Company.

(c)	The Company shall give prompt notice to Royal Uranium of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Company representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and, (ii) any failure of the Company to comply in all material respects with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to Royal Uranium or the RU Shareholders.

5.7	Covenant of the Company regarding Shareholder Approval

Following execution of this Agreement and in accordance with the Company’s obligations on Closing as set out in section 6.2(b) below, the Company shall:

(a)	prepare a draft circular to shareholders of the Company containing notice of the EGM and such information regarding the Transaction as is required by the Takeover Rules (the “Circular”) and furnish a draft of such Circular to the Representative Shareholders for review within 5 Business Days of the date of this Agreement;

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(b)	within 3 Business Days of receipt of reasonably satisfactory input from the Representative Shareholders, submit the draft Circular to the Irish Takeover Panel for review;

(c)	within 5 Business Days of the Irish Takeover Panel providing its confirmation that the Circular satisfies the necessary requirements under the Takeover Rules, commence the mailing to shareholders providing 21 clear days’ notice of the extraordinary general meeting of the shareholders of the Company (the “EGM”).

The Company shall use all reasonable endeavours to procure that the EGM is held, and shareholder approval of the Transaction is obtained (including, without limitation, by including in the Circular a recommendation to vote in favour of the Transaction and a statement that all directors and officers of the Company have agreed to so vote in favour), as soon as reasonably practicable following the date of this Agreement. The Company shall keep the Representative Shareholders reasonably informed of progress in relation to the preparation of the Circular and the convening of the EGM.

5.8	Notices of Certain Events

The Representative Shareholders and Company shall promptly notify each other of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

(b)	any notice or other communication from any Governmental Entity in connection with the Transaction;

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would, in the case of the Representative Shareholders, have been required to be disclosed by the Representative Shareholders pursuant to Section 3, or in the case of the Company, have been required to be disclosed pursuant to Section 4. Delivery of notice pursuant to this section shall not limit or otherwise affect remedies available to any party hereunder.

5.9	Public Announcements

(a)	No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied or conditioned), except as permitted by this Section 5.9. This does not preclude appropriate announcements by the Company after the closing of the Transaction.

(b)	The foregoing clause 5.9(a) shall not prohibit (i) any disclosure of the identities of the RU Shareholders in the circular to be issued to the shareholders of the Company following the date of this Agreement, or (ii) any disclosure of any information relating to any or all of the Transaction, the Royal Uranium Group and/or any RU Shareholder, that is required, on advice of counsel, to be made to the Irish Takeover Panel or any other Irish regulatory authority or statutory body, provided that in each case the disclosing party shall, to the extent reasonably practicable and permitted by Law, provide advance notice to the other parties of any such required disclosure and cooperate in good faith to minimize the extent of such disclosure and provided further that such disclosure is limited to such information as is strictly required to be so disclosed.

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(c)	Notwithstanding clause 5.9(a), any disclosure of any information relating to this Agreement, any RU Shareholder (including but not limited to the name(s) of any RU Shareholder), the Company, Royal Uranium, the Transaction, any of the Transaction Documents, or any other matter related thereto, shall be made (i) to the extent required, on advice of counsel, by applicable U.S. federal or state securities laws, including the Securities Act and the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated thereunder by the SEC, including any filings required to be made with the SEC by the Company, any RU Shareholder, or any of their respective Affiliates (including, without limitation, filings on Schedule 13D, Schedule 13G, Form 3, Form 4, Form 5, Form 8-K, Form 6-K, Form 20-F or any proxy statement or registration statement) (and provided that such disclosure is limited to such information as is strictly required to be so disclosed), (ii) to the extent required, on advice of counsel, by any stock exchange or trading market on which a party’s securities are listed or traded, or (iii) to, on advice of counsel any Governmental Entity where such disclosure is required by Law, provided that in each case the disclosing party shall, to the extent reasonably practicable and permitted by Law, provide advance notice to the other parties of any such required disclosure and cooperate in good faith to minimize the extent of such disclosure and provided further that such disclosure is limited to such information as is strictly required to be so disclosed.

5.10	Transfer Taxes

The Company and the Representative Shareholders shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing Date. All parties agree that the Company will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Representative Shareholders shall cooperate with Company in the filing of any returns with respect to the Transfer Taxes to the extent reasonably requested by the Company.

5.11	Reasonable Efforts

The Company and the Representative Shareholders further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorisations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings required in order to consummate the Transaction, (ii) the obtaining of all consents, approvals or waivers from third parties required in connection with the Transaction, (iii) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transaction, and to fully carry out the purposes of, this Agreement.

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5.12	Fees and Expenses

Each party will be responsible for all of the legal, accounting and other expenses incurred by such party hereto in connection with the transactions contemplated by this Agreement.

5.13	Regulatory Matters and Approvals

The Representative Shareholders and the Company will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorisations, consents, and approvals of Governmental Entities required in connection with the consummation of the Transaction.

5.14	Post-Closing Covenants

(a)	The Representative Shareholders shall use commercially reasonable efforts to support the Company and its representatives in the timely completion and filing by the Company of the Resale Registration Statement with the SEC in respect of the HTOO Shares.

(b)	The Company shall file a Resale Registration Statement in respect of the relevant HTOO Shares as soon as practicable and in any event within twenty (20) Business Days of expiry of the restrictions under Section 7.

ARTICLE VI

6.	CONDITIONS TO CLOSING

6.1	Condition to Obligation of Each Party to Effect the Share Exchange

The respective obligations of Company and the RU Shareholders to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions.

(a)	No Injunctions

No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Transaction shall be in effect; provided, however, that each of Company and the Representative Shareholders shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

6.2	Additional Conditions to Obligations of Company

The obligations of Company to consummate the Transaction are also subject to the satisfaction or (save where required by Law) waiver in writing at or prior to the Closing Date of the following conditions.

(a)	RU Shareholder Joinder

Such RU Shareholders that have not signed this Agreement shall have executed a joinder to this Agreement in a form attached as Annex 3 to this Agreement, such that the RU Shareholders that have signed this Agreement and those that have executed the aforementioned joinder shall together hold not less than 75% of the issued shares in Royal Uranium immediately prior to completion of the Transaction.

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(b)	Company Shareholder Approval

The Company shall have obtained the requisite shareholder approval as required by the Takeover Rules.

(c)	Representations and Warranties

The representations and warranties of the RU Shareholders and the Representative Shareholders contained in this Agreement and in any certificate or other writing delivered to Company pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except if made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of such date), and Company shall have received a certificate to such effect signed by the Representative Shareholders.

(d)	Agreements and Covenants

Royal Uranium and the RU Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed by the Representative Shareholders.

(e)	Consents Obtained

All consents, waivers, approvals, authorisations or Orders required to be obtained, and all filings required to be made, by Royal Uranium or the RU Shareholders for the authorisation, execution and delivery of this Agreement and the consummation by it of Transaction shall have been obtained and made by Royal Uranium or the RU Shareholders (as applicable).

(f)	Absence of Material Adverse Effect

Since the date of this Agreement, there shall not have been any Material Adverse Effect on Royal Uranium.

(g)	Share Capital of Royal Uranium

The share capital of Royal Uranium as at immediately prior to Closing shall be as set out in Annex 2.

6.3	Additional Conditions to Obligations of RU Shareholders

The obligations of the RU Shareholders to consummate the Transaction are also subject to the satisfaction or (save where required by Law) waiver in writing at or prior to the Closing Date of the following conditions.

(a)	Shareholder Approval

The Company shall have obtained the requisite shareholder approval as required by the Irish Takeover Panel Act 1997, Takeover Rules.

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(b)	Representations and Warranties

The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered to the Shareholder Representatives pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except if made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of such date), and the Representative Shareholders shall have received a certificate to such effect signed by the Company.

(c)	Agreements and Covenants

Company shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Representative Shareholders shall have received a certificate to such effect signed by the Chief Executive Officer of Company.

(d)	Consents Obtained

All consents, waivers, approvals, authorisations or Orders required to be obtained, and all filings required to be made, by Company for the authorisation, execution and delivery of this Agreement and the consummation by it of the Transaction shall have been obtained and made by Company.

(e)	Absence of Material Adverse Effect

Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company.

ARTICLE VII

7.	Lock-up

7.1	During the period commencing on the date of this Agreement and ending on the date that is six (6) months after such date, no RU Shareholder shall:

(a)	Transfer any HTOO Shares held by such RU Shareholder (collectively, the “Lock-Up Securities”), where “Transfer” means offer, sell, contract to sell, lend, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to), or might reasonably be expected to, result in the disposition, whether by actual disposition or effective economic disposition due to cash settlement or otherwise, by such RU Shareholder, directly or indirectly;

(b)	enter into any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Securities or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Lock-Up Securities;

(c)	grant any proxies or powers of attorney with respect to any Lock-Up Securities, deposit any Lock-Up Securities into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any Lock-Up Securities, save for the grant of proxies in the ordinary course to management or other nominees in connection with shareholder meetings; or

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(d)	make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing actions in clauses (a) to (c), or publicly disclose the intention to take any of the foregoing actions.

7.2	Each RU Shareholder (or any RU Shareholders who are Affiliates) who, pursuant to this Agreement, is (or are together) issued more than 25,000 HTOO Shares (as set out in Annex 2), shall be subject to the restrictions set out in Section 7.1:

(a)	for a period of six (6) months from the date of this Agreement in respect of 100% of the HTOO Shares issued to them pursuant to this Agreement;

(b)	for a period of twelve (12) months from the date of this Agreement in respect of two thirds of the HTOO Shares issued to them pursuant to this Agreement; and

(c)	for a period of eighteen (18) months from the date of this Agreement in respect of one third of the HTOO Shares issued to them pursuant to this Agreement (such that such RU Shareholder shall be fully released from the restrictions set out in Section 7.1 after the expiry of eighteen (18) months following the date of this Agreement).

7.3	Each RU Shareholder who, together with its Affiliates, pursuant to this Agreement is issued 25,000 HTOO Shares or fewer (as set out in Annex 2) shall be fully released from the restrictions set out in Section 7.1 after the expiry of six (6) months following the date of this Agreement.

8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

8.1	The Company agrees that all rights to indemnification, exculpation, and advancement of expenses now existing in favour of the directors and officers of Royal Uranium, as provided in Royal Uranium’s constating documents as of the date of this Agreement or otherwise in any written agreement with Royal Uranium in effect as of the date of this Agreement (or as of the Closing Date provided that the Company has provided its prior consent to the entry into any such agreement after the date of this Agreement) and made available to the Company with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect for a period of six years following the Closing. From and after the Closing Date, the Company shall cause Royal Uranium to perform and discharge the Royal Uranium’s obligations to provide such indemnification, exculpation, and advancement of expenses. To the maximum extent permitted by Law, such indemnification shall be mandatory rather than permissive, and from and after the Closing Date, the Company shall cause Royal Uranium to advance expenses in connection with such indemnification as provided in Royal Uranium’s constating documents or other applicable agreements as described above. The indemnification, liability limitation, exculpation, or advancement of expenses provisions of Royal Uranium’s constating documents provided to the Company shall not be amended, repealed, or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of the Company, unless such modification is strictly required by Law.

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ARTICLE VIII

9.	TERMINATION; SURVIVAL; LIMITATIONS OF LIABILITY

9.1	Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written agreement of the Representative Shareholders and Company duly authorised by the board of directors of Company;

(b)	by either the Representative Shareholders or Company, if the other party has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(c)	by any party, if all the conditions to the obligations of such party for Closing the transactions contemplated by this Agreement shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party; or

(d)	by any party, if a permanent injunction or other Order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Transaction shall have been issued and shall have become final and non-appealable.

As used herein, the “Final Date” shall be the date falling 12 months from the date of this Agreement.

9.2	Notice of Termination

Any termination of this Agreement under Section 9.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other parties hereto specifying with reasonable particularity the reason for such termination.

9.3	Effect of Termination

In the case of any termination of this Agreement as provided in this Section 9, this Agreement shall be of no further force and effect, and nothing herein shall relieve any party from liability for any prior breach of this Agreement.

9.4	Survival

(a)	The representations and warranties in Section 2 and Section 4.3 and 4.4 shall survive for a period of 18 months post-Closing.

(b)	The representations and warranties in Section 3 and Section 4.1, 4.2 and 4.5 to 4.9 shall survive for a period of six months post-Closing.

9.5	Limitation of Liability

(a)	A party shall not be liable in respect of any claim for Losses under this Agreement to which any of the survival periods referred to in Section 9.4(a) or 9.4(b) apply unless a claim with respect to such Losses was notified in accordance with this Agreement before the end of the applicable survival period. The parties acknowledge and agree that any party may make a claim for damages for breach of contract in respect of any breach by the other party of this Agreement (including the representations and warranties made herein) and further acknowledge that, in the case of a breach of representation or warranty, damages will be assessed on the basis of a diminution in value of the assets acquired.

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(b)	The RU Shareholders (and for greater certainty, all references to RU Shareholders refer to and include the Representative Shareholders acting in such representative capacity) shall have no liability to the Company for Losses to the extent that such Losses arise or increase as a direct result of: (i) any action or inaction by a RU Shareholder or Royal Uranium at the written direction or with the written consent of the Company; (ii) acts or things done or omitted to be done under and in accordance with the terms of any Transaction Document; (iii) any changes in circumstances or changes in the legal position, including changes/introduction of law, case law, new laws, rules, regulations, administrative practice of a government, governmental department, agency or regulatory bodies, or changes in interpretation of the same that may occur after the date of this Agreement or any change in the current published practice of any Tax, social security, regulatory or administrative authority made or entered into effect after the date of this Agreement; or (iv) voluntary acts or omission of the Company or its Affiliates (which term shall not include any of the RU Shareholders) after the date of this Agreement.

(c)	The Company shall have no liability to a RU Shareholder for Losses to the extent that such Losses arise or increase as a direct result of: (i) any action or inaction by the Company at the written direction or with the written consent of Royal Uranium or the RU Shareholder or a Representative Shareholders; (ii) acts or things done or omitted to be done under and in accordance with the terms of any Transaction Document; (iii) any changes in circumstances or changes in the legal position, including changes/introduction of law, case law, new laws, rules, regulations, administrative practice of a government, governmental department, agency or regulatory bodies, or changes in interpretation of the same that may occur after the date of this Agreement or any change in the current published practice of any Tax, social security, regulatory or administrative authority made or entered into effect after the date of this Agreement; or (iv) voluntary acts or omission of Royal Uranium or of such RU Shareholder (including the Representative Shareholders) after the date of this Agreement.

(d)	A RU Shareholder shall have no liability and no obligation to make any payment to the Company, and the Company shall have no liability and no obligation to make any payment to the RU Shareholders, in respect of any claim for Losses for any breach of representation, warranty or covenant, unless the amount of Losses incurred by the Company or a RU Shareholder (as applicable) is at least:

(i)	USD50,000, in respect a claim for Losses in connection with a breach of representation or warranty under Section 2, Section 4.2, 4.3 or 4.4; or

(ii)	USD2,000,000, in respect of a claim for Losses in connection with a breach of representation or warranty under Section 3, Section 4.1or 4.5 to 4.8 or a breach of covenant,

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(the “Minimum Claim Threshold”), in which case the RU Shareholder or the Company (as applicable) shall be liable for the entire amount of the Losses incurred in aggregate (and not merely the excess above the applicable Minimum Claim Threshold).

(e)	The amount of any Losses that a RU Shareholder shall be liable for shall be reduced to the extent that the Company, its Affiliates and/or each of their respective shareholders, officers, directors, employees and agents realizes any Tax benefit resulting from the event or circumstances giving rise to such Losses. The amount of any Losses that the Company shall be liable for shall be reduced to the extent that any RU Shareholder, its Affiliates and/or each of their respective shareholders, officers, directors, employees and agents realizes any Tax benefit resulting from the event or circumstances giving rise to such Losses.

(f)	A RU Shareholder shall not be liable to the Company under this Agreement or otherwise pursuant to applicable Laws for any Losses sustained by the Company, directly or indirectly, resulting from or relating to, any inaccuracy in or breach of representation or warranty if the Company had knowledge of such inaccuracy or breach prior to the date of this Agreement (or, in respect of the representations and warranties deemed repeated at Closing by virtue of Section 6.2(c)), prior to Closing), nor shall a RU Shareholder liable for any claim if and to the extent that the fact, matter, event or circumstance giving rise to the claim was disclosed to the Company in the Royal Uranium Data Room. The Company shall not be liable to a RU Shareholder under this Agreement or otherwise pursuant to applicable Laws for any Losses sustained by such RU Shareholder, directly or indirectly, resulting from or relating to, any inaccuracy in or breach of representation or warranty if the RU Shareholder or a Representative Shareholder had knowledge of such inaccuracy or breach prior to the date of this Agreement (or, in respect of the representations and warranties deemed repeated at Closing by virtue of Section 6.3(b)), prior to Closing), nor shall the Company be liable for any claim if and to the extent that the fact, matter, event or circumstance giving rise to the claim was disclosed to the RU Shareholder or a Representative Shareholder or was otherwise disclosed in any public announcements made by the Company.

(g)	Notwithstanding any other provision in this Article 9, for the avoidance of doubt, in no event shall:

(i)	the aggregate liability of the RU Shareholders under or in connection with this Agreement exceed the value of the HTOO Shares issued to the RU Shareholders on the Closing Date by reference to the details set out in Annex 2 and in this Section 9.5 and with such value being calculated pursuant to Section 9.5(i);

(ii)	the liability of a RU Shareholder or in connection with this Agreement exceed the lesser of (i) the value of the HTOO Shares issued to such RU Shareholder on the Closing Date by reference to the details set out in Annex 2 and in this Section 9.5 and with such value being calculated pursuant to Section 9.5(i); and (ii) the RU Shareholder’s pro rata portion of the Losses;

(iii)	the aggregate liability of the Company under or in connection with this Agreement exceed USD 9,000,000.

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(h)	Neither the RU Shareholders nor the Company will be liable in respect of a claim to the extent that the party remedies the breach within thirty (30) days following notification of that fact or circumstance by the Company or the Representative Shareholders (as applicable).

(i)	Each RU Shareholder shall be entitled to satisfy any claim under this Article 9, at such RU Shareholder’s sole discretion (i) by surrender for cancellation of some or all HTOO Shares issued to such RU Shareholder on the Closing Date; and/or (ii) by making a direct cash payment to the Company. The Company shall be entitled to satisfy any claim under this Article 9 at the Company’s sole discretion (i) by the allotment and issue of HTOO Shares and/or (ii) by making a direct cash payment to the RU Shareholders. For the purposes hereof, a HTOO Share shall be deemed to have a value equal to the volume weighted average closing price of the HTOO Shares on the stock exchange in North America upon which the HTOO Shares are listed, for the ten day period prior to the date of surrender or allotment of such HTOO Shares, if applicable; provided however that if a RU Shareholder satisfies any claims by surrendering for cancellation all HTOO Shares issued to such RU Shareholder on the Closing Date, such RU Shareholder shall have no further liability under this Article 9, provided always that, if a RU Shareholder disposes of any HTOO Shares following service of a Claim Notice by the Company but prior to such Claim being agreed or determined, such RU Shareholder shall remain liable for the value of the HTOO Shares so disposed (which shall be deemed to have a value as determined in accordance with the foregoing provisions of this Section 9.5(i)).

(j)	Save in the case of fraud, fraudulent misrepresentation or wilful misconduct, the Representative Shareholders shall have no liability to the RU Shareholders (or any of them) in relation to their acting as Representative Shareholders in connection with the transactions contemplated by this Agreement.

9.6	Claim Procedure

(a)	If any Losses are suffered by or asserted against any person entitled to make a claim hereunder (a “Claiming Party”), the Claiming Party shall notify the other Party (the “Responding Party”) in writing (the “Claim Notice”). Such notice shall specify:

(i)	the factual basis for the claim; and

(ii)	the amount of the claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the claim (to the extent ascertainable).

(b)	Following receipt of a Claim Notice from a Claiming Party, the Responding Party shall have 30 days to make such investigation of the claim as the Responding Party considers necessary or desirable (subject to any business or operational limitations, any confidentiality obligations and the need to preserve legal privilege). For the purpose of such investigation, the Claiming Party shall make reasonably available to the Responding Party during normal business hours the information relied upon by the Claiming Party to substantiate the claim and the personnel of the Claiming Party with knowledge regarding the subject matter of the claim. If the Claiming Party and the Responding Party agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Responding Party shall satisfy such obligations within 15 days of reaching such agreement. If the Claiming Party and the Responding Party do not agree within such period (or any mutually agreed upon extension thereof), the Responding Party and the Claiming Party agree that the parties will refer such matter to arbitration pursuant to Section 10.10, and once the claim is finally adjudicated to be payable pursuant to Section 10.10, the Responding Parties shall satisfy the obligations within 15 Business Days of such final, non-appealable adjudication.

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9.7	Duty to Mitigate; Insurance

Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of a Claiming Party to mitigate any loss or damage which it may suffer or incur by reason of the breach by a Responding Party of any representation, warranty, or covenant under this Agreement; and a Claiming Party shall be required to use commercially reasonable efforts to seek recovery, settlement, or otherwise from any other person. Without limiting the foregoing, to the extent any applicable Losses are reasonably likely to be recovered through any insurance policies, indemnities, or other reimbursement arrangements maintained or held by a Claiming Party, its Affiliates and/or each of their respective shareholders, officers, directors, employees and agents, then the Claiming Party shall (and shall procure that its Affiliates and its and their respective shareholders, officers, directors, employees and agents) use commercially reasonable efforts to make a claim and collect under such policies, and the amount of Losses suffered or incurred by the Claiming Party in respect of such claim shall be deemed to be reduced by any amounts actually received by the Claiming Party, its Affiliates and/or each of their respective shareholders, officers, directors, employees and agents under such policies as a result of the applicable matter giving rise to the applicable Losses, less any costs and expenses incurred in connection with any such recoveries, including any deductibles, if applicable.

9.8	Double Recovery

A Claiming Party shall not be entitled to double recovery for any claim even though the claim may have resulted from the breach of more than one of the representations, warranties, and covenants made by the Responding Party in this Agreement. If the amount of any Losses incurred by a Claiming Party at any time subsequent to the receipt of a payment by the Responding Party under this Agreement is reduced by any recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, or payment by or against any other person, the Claiming Party shall promptly notify the Responding Party in writing of the nature and amount of such reduction (and any costs, expenses or premiums directly incurred in connection therewith), and the amount of such reduction (less any such costs, expenses or premiums) shall promptly be paid by the Claiming Party to the Responding Party.

9.9	Exclusive Remedy

Save in the case of fraud, the provisions of this Article 9 (together with any other Article or Section referred to herein) constitute the sole monetary remedy available to the parties in respect of any claim for breach of covenants, representation, warranty or other obligation or provision of this Agreement and in respect of any and all other indemnities provided in this Agreement.

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ARTICLE IX

10.	GENERAL PROVISIONS

10.1	Notices

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) when sent by electronic mail, on the date of transmission to such recipient if transmitted prior to 4:00 pm in the jurisdiction of the recipient, and if after 4:00 pm, then on the next Business Day in such jurisdiction; and (iii) one Business Day in the jurisdiction of the recipient after being sent to the recipient by reputable overnight courier service (charges prepaid); in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this section. All communications shall be sent to the parties at the following information specified below (or at such other information for a party as shall be designated in advance written notice to the other parties hereto):

(a)	If to Company:

Fusion Fuel Green Public Limited Company

9 Pembroke Street Upper,

Dublin, Dublin,

D02 KR83

Ireland

Attention: Frederico Figueira De Chaves

Email: fchaves@fusion-fuel.eu

(b)	If to Royal Uranium or the RU Shareholders:

Royal Uranium Inc.

Suite 2200, 885 West Georgia Street

Vancouver, British Columbia

V6C 3E8, Canada

Attention: Anthony Milewski

Email: anthony@blackvulcan.com

10.2	Amendment

This Agreement may be amended by a subsequent writing signed by each of the parties.

10.3	Waiver

At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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10.4	Failure or Indulgence Not Waiver; Remedies Cumulative

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.5	Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.7	Entire Agreement

This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

10.8	Assignment

No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.9	No Third-Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and other than as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

10.10	Arbitration

(a)	If the parties are unable to resolve any claim, controversy, failure to agree, disagreement or dispute (each a “Dispute”) between them arising under or related to this Agreement, such Dispute shall be submitted to arbitration by written demand of any party to the Dispute. To demand arbitration, a party (the “Claimant”) shall give the other party (the “Respondent”) a notice specifying the issues in dispute, the amount involved, the remedy requested and the name of the arbitrator the Claimant appoints (such Notice, a “Notice of Dispute”). Within twenty (20) Business Days after receipt of the Notice of Dispute, the Respondent shall answer the Notice of Dispute in writing, specifying the issues the Respondent disputes.

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(b)	The arbitration shall be determined by one (1) arbitrator to be agreed upon by the Claimant and the Respondent within ten (10) Business Days after the Respondent has responded to the Notice of Dispute. If the Claimant and the Respondent cannot agree on the appointment of an arbitrator, the Claimant and the Respondent shall refer the matter to the Vancouver International Commercial Arbitration Centre (the “VanIAC”) and the VanIAC shall appoint the arbitrator. The arbitrator appointed by the Claimant and the Respondent or by the VanIAC shall be experienced and knowledgeable in respect of the matters in dispute as set out in the Notice of Dispute and any response to the Notice of Dispute. No person shall be appointed or selected as an arbitrator hereunder unless such person agrees in writing to serve. The selection of an arbitrator, either by agreement of the Claimant and the Respondent or by the VanIAC shall be final and binding on the Claimant and the Respondent.

(c)	Except as specifically provided in this Section 10.10, arbitration hereunder shall be conducted in the English language in accordance with the current VanIAC commercial arbitration rules (the “Rules”). The seat of arbitration is Vancouver, British Columbia. The arbitrator shall fix a time and place in Vancouver, British Columbia reasonably convenient for the Claimant and the Respondent, after giving the Claimant and the Respondent not less than seven (7) Business Days’ notice, for the purpose of hearing the evidence and representations of the Claimant and the Respondent and they shall preside over the arbitration and determine all questions of procedure not provided for under the Rules or this Section 10.10. After hearing any evidence and representations that the Claimant and the Respondent may submit, the arbitrator shall make a decision and reduce the same to writing and deliver one copy thereof to the Claimant and the Respondent. The arbitrator shall endeavor to make a decision within forty-five (45) days after its appointment, subject to any reasonable delay due to unavoidable circumstances. Any decision by the arbitrator shall follow and apply the Laws applicable to this Agreement pursuant to Section 10.11. The expense of the arbitration, including travel costs, expert witness and legal fees and costs shall be paid as determined in the discretion of the arbitrator, having due regard for the outcome of the arbitration and the relationship of the result to the positions taken by the Claimant and the Respondent. In the absence of fraud or manifest error, the decision of the arbitrator shall be final and binding upon each of the parties to the dispute.

10.11	Governing Law; Submission of Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns and submits to the arbitral jurisdiction set forth in Section 10.11 and, with respect to any matters not determined by arbitration, to the exclusive jurisdiction of the courts sitting in Vancouver, British Columbia, Canada and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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10.12	Counterparts

This Agreement may be executed and delivered in one or more counterparts (including by electronic means and by electronic mail in portable document format), and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

10.13	Representation

Each party to this Agreement represents that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing (or has been given the opportunity to obtain independent legal advice and declined to seek such advice); (b) has authority to enter into and sign the Agreement; and (c) enters into and signs the same by its own free will.

10.14	Business Day

Whenever any action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such action taken on the next Business Day following such day.

10.15	Interpretation

For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a section or Annex, such reference shall be to a section of or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Company, Royal Uranium and/or RU Shareholders, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

10.16	Further Assurances

Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

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IN WITNESS WHEREOF, each of the parties has executed or caused this Share Exchange Agreement to be executed as of the date first written above.

FUSION FUEL GREEN PUBLIC LIMITED COMPANY

By:

Name:

Title:

[RU SHAREHOLDER]

By:

Name:

Title:

Annex 1

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Alternative Acquisition” means any recapitalisation, restructuring, financing, merger, consolidation, sale, or other business combination transaction or extraordinary corporate transaction of Royal Uranium or the Company (as applicable) which would or could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, including a firm proposal to make such an acquisition.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilised in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open for the transaction of banking business in the City of Vancouver, British Columbia, Canada; New York, United States of America; Dublin, Ireland; and Lisbon, Portugal.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke the current terms.

“GAAP” means generally the accepted accounting principles of the relevant jurisdiction.

“Governmental Entity” or “Governmental Authority” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“IFRS” means International Financial Reporting Standards.

“Irish Takeover Panel” means the statutory body responsible for monitoring and supervising takeovers and other relevant transactions in relevant companies in Ireland, established pursuant to the Irish Takeover Panel Act 1997, (as amended), and including any successor body thereto.

“Irish Takeover Panel Act 1997” means the Irish Takeover Panel Act 1997 (as amended from time to time), and any legislation re-enacting, consolidating or replacing the same.

“Knowledge” means in the case of Royal Uranium, the actual knowledge of the Representative Shareholders, and knowledge that a reasonable person in such capacity should have after due inquiry, and means in the case of any other party, the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business promulgated by any Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Loss” or “Losses” means all losses, damages, costs, expenses, penalties, fines and liabilities actually suffered or incurred and paid (including reasonable legal fees and disbursements); provided that “Loss” and “Losses” shall not include any indirect, consequential, special, punitive or exemplary damages.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the operations or financial condition of the, business, Assets, liabilities of such Person and its Subsidiaries taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect (and therefore shall not constitute a Material Adverse Effect): (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by a jurisdiction in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon a jurisdiction , or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of such jurisdiction, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in generally accepted accounting principles of the relevant jurisdiction, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (f) any act of God, pandemics, natural disasters or similar calamities, or (g) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organisation, including a government or political subdivision or any agency or instrumentality thereof.

“Permit” means any federal, state, local, and foreign governmental approval, authorisation, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is binding upon or inures to the benefit of any Person or its securities, Assets or business.

“Representative Shareholders” means collectively, Anthony Milewski and Mark Schipperheijn.

“Royal Uranium Data Room” means the documents relating to Royal Uranium and the transactions contemplated by this Agreement and which were sent by email from the Representative Shareholders to the CEO or the CFO of the Company, a copy of which is maintained by the Company.

“Royal Uranium Royalty Agreements” means the royalty agreements entered into by Royal Uranium in respect of the uranium royalty assets, as disclosed in the Royal Uranium Data Room.

“Resale Registration Statement” means a Registration Statement on Form F-3 under the Securities Act or a Registration Statement Form F-1 under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (as applicable) is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Transaction” means the transaction that is the subject of this Agreement.

“Transaction Documents” means the Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

Annex 2

RU SHAREHOLDERS; ROYAL URANIUM SHARES; HTOO SHARES

Annex 3

FORM OF JOINDER AGREEMENT

JOINDER

TO THE SHARE EXCHANGE AGREEMENT

To:	Royal Uranium Inc. (“Royal Uranium”) and the Shareholders thereof (the “RU Shareholders”)

And to:	Fusion Fuel Green Public Limited Company (the “Company”)

All capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Share Exchange Agreement (as defined below).

For valid consideration, I do hereby confirm and agree that:

(a)	I am currently the registered holder of certain Royal Uranium Shares;

(b)	I hereby consent to the exchange of the Royal Uranium Shares that I own for HTOO Shares, as set forth in the Share Exchange Agreement (as defined below);

(c)	I hereby confirm that I have received a copy of the share exchange agreement (the “Share Exchange Agreement”) entered into between the Company and certain RU Shareholders and I agree to be fully bound by the Share Exchange Agreement as a RU Shareholder (as defined therein), and acknowledge that I am subject to all of the covenants, terms and conditions of the Share Exchange Agreement and agree to observe, perform and be bound by all rights, duties and obligations of a RU Shareholder thereunder as though I was an original party to it, which includes the making of the representations and warranties of a RU Shareholder set forth in Section 2 of the Share Exchange Agreement;

(d)	I hereby consent to any amendments or modifications to the terms of the Share Exchange Agreement, as may be agreed to by the Representative Shareholders (as defined in the Share Exchange Agreement) and the Company from time-to-time;

(e)	I hereby further consent to the imposition by the Company of any restrictive legends on the HTOO Shares in connection with completion of transactions contemplated by the Share Exchange Agreement;

(f)	I hereby confirm that I have been given the opportunity to seek independent legal and tax advice in connection with execution of this Joinder, and acknowledge that the transactions contemplated by the Share Exchange Agreement will have individual legal and tax consequences for which neither Royal Uranium nor the Company is taking responsibility.

(Signature of Shareholder)	(Name of Shareholder)

ANNEX 4

DEFINITION OF “ACCREDITED INVESTOR” UNDER RULE 501 OF REGULATION D OF THE SECURITIES ACT

(a) Accredited investor. Accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1)	Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2)	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3)	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5)	Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000;

(i)	Except as provided in paragraph (a)(5)(ii) of this section, for purposes of calculating net worth under this paragraph (a)(5):

a.	The person’s primary residence shall not be included as an asset;

b.	Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

c.	Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

Note 1 to paragraph (a)(5):

For the purposes of calculating joint net worth in this paragraph (a)(5): Joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard of this paragraph (a)(5) does not require that the securities be purchased jointly.

(ii)	Paragraph (a)(5)(i) of this section will not apply to any calculation of a person’s net worth made in connection with a purchase of securities in accordance with a right to purchase such securities, provided that:

a.	Such right was held by the person on July 20, 2010;

b.	The person qualified as an accredited investor on the basis of net worth at the time the person acquired such right; and

c.	The person held securities of the same issuer, other than such right, on July 20, 2010.

(6)	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7)	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in §230.506(b)(2)(ii);

(8)	Any entity in which all of the equity owners are accredited investors;

Note 1 to paragraph (a)(8):

It is permissible to look through various forms of equity ownership to natural persons in determining the accredited investor status of entities under this paragraph (a)(8). If those natural persons are themselves accredited investors, and if all other equity owners of the entity seeking accredited investor status are accredited investors, then this paragraph (a)(8) may be available.

(9)	Any entity, of a type not listed in paragraph (a)(1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

Note 1 to paragraph (a)(9):

For the purposes this paragraph (a)(9), “investments” is defined in rule 2a51-1(b) under the Investment Company Act of 1940 (17 CFR 270.2a51-1(b)).

(10)	Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph (a)(10), the Commission will consider, among others, the following attributes:

(i)	The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;

(ii)	The examination or series of examinations is designed to reliably and validly demonstrate an individual’s comprehension and sophistication in the areas of securities and investing;

(iii)	Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and

(iv)	An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;

Note 1 to paragraph (a)(10):

The Commission will designate professional certifications or designations or credentials for purposes of this paragraph (a)(10), by order, after notice and an opportunity for public comment. The professional certifications or designations or credentials currently recognized by the Commission as satisfying the above criteria will be posted on the Commission’s website.

(11)	Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

(12)	Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1):

(i)	With assets under management in excess of $5,000,000,

(ii)	That is not formed for the specific purpose of acquiring the securities offered, and

(iii)	Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and

(13)	Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii).